Exhibit 10.2

July 24, 2008

Mr. Daniel Elliott
President and Chief Executive Officer
Phoenix Motorcars, Inc.
Phoenix MC, Inc.
401 S. Doubleday Ave.
Ontario, CA  91761

Subject:    Termination of Agreement

Dear Dan,

Reference is hereby made to the Supply Agreement dated January 8, 2007, as amended to date (the “Supply Agreement”) by and between Altairnano Inc., a Nevada corporation (“Altair”) and Phoenix MC, Inc. (“Phoenix MC”) as successor-in-interest to Phoenix Motorcars, Inc. (“Phoenix”).  The purpose of this letter of agreement (this “Agreement”) is to formally terminate the Agreement and to clarify certain issues related to the Agreement. In consideration of the mutual covenants set forth herein, the parties hereby covenant and agree as follows:

1.   Termination of Agreement.  The Supply Agreement is hereby terminated, and all representations, warranties, covenant and obligations arising under the Supply Agreement are hereby terminated.

2.           Mutual Releases.

(a) Each of Altair and Altair Nanotechnologies Inc. (“Altair Parent”), on behalf of itself, its predecessors, its successors, its assigns, its direct and indirect subsidiaries and its direct and indirect parent companies, hereby  irrevocably, unconditionally, and completely releases, discharges, and agrees to hold harmless Phoenix, Phoenix MC and each officer, director, subsidiary, shareholder and affiliate of Phoenix or Phoenix MC (the “Phoenix Releasees”) from any and all claims, liabilities, charges, demands, grievances and causes of action of any kind or nature whatsoever, including, without limitation, any claims for payment, delivery, breach of a representation, warranty or covenant, indemnification, negligence, gross negligence or willfulness, whether direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, in each case in which the releasing party had, has, or may come or claim to have against any of the Phoenix Releases; provided, however, the foregoing shall not apply to any claims arising under the Principles of Agreement dated July 8, 2008 (the “Side Agreement”) between Phoenix and Altair or constitute the relinquishment of any ownership interest in Phoenix or Phoenix MC.

(b) Each of Phoenix and Phoenix MC, on behalf of itself, its predecessors, its successors, its assigns, its direct and indirect subsidiaries and its direct and indirect parent companies, hereby  irrevocably, unconditionally, and completely releases, discharges, and agrees to hold harmless Altair, Altair Parent and each officer, director, subsidiary, shareholder and affiliate of Altair or Altair Parent (the “Altair Releasees”) from any and all claims, liabilities, charges, demands,grievances and causes of action of any kind or nature whatsoever, including, without limitation, any claims for payment, delivery, breach of a representation, warranty or covenant, indemnification, negligence, gross negligence or willfulness, whether direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, in each case which the releasing party had, has, or may come or claim to have against any of the Altair; provided, however, the foregoing shall not apply to any claims arising under the Side Agreement or constitute the relinquishment of any ownership interest in Altair Parent.

3.           Misc.  This Agreement may be signed in counterparts, including by facsimile, and all counterparts together with the body of this Agreement shall constitute a single, integrated agreement.  This Agreement may only be modified by mutual agreement of the parties in writing, and it will be interpreted in accordance with California law.

Altair Nanotechnologies Inc.

/s/ Terry Copeland
By:  Terry Copeland, its Chief Executive Officer

Altairnano, Inc.

/s/ Terry Copeland
By:  Terry Copeland, its Chief Executive Officer

Accepted and Agreed:

Phoenix Motorcars, Inc.

/s/ Daniel Elliot
By:  Daniel Elliot, its Chief Executive Officer

Phoenix MC, Inc.

/s/ Daniel Elliot
By:  Daniel Elliot, its Chief Executive Officer